Exhibit 99.1

Pier 1 Imports, Inc. Provides Third Quarter Earnings Guidance

FORT WORTH, Texas--(BUSINESS WIRE)--November 17, 2008--Pier 1 Imports, Inc. (NYSE:PIR) announced that it is hosting an event for shareholders and members of the buy- and sell-side analyst community on November 18, 2008, during which members of the management team will provide a general update on the Company’s business.

In anticipation of this event, the Company provided guidance for the third quarter ending November 29, 2008. Based on current trends and a cautious view of Thanksgiving business, third quarter comparable store sales will be approximately negative 16 - 18%. Merchandise margins are expected to be approximately 52.5%. EBITDA before special charges is currently forecasted to be negative $16 - 20 million.

Alex Smith, President and Chief Executive Officer stated, “The significant slowdown in consumer spending continues to affect our business. The deterioration in customer traffic that we reported for September continued into October, resulting in traffic that was down 10% below last year. Customers who are visiting our stores continue to respond well and we see meaningful improvements in both conversion rate and units per transaction. These increases are offset by the fact customers primarily shopped for 'small treats,' such as Halloween and holiday decor, and smaller home furnishings and furniture purchases, resulting in a lower average ticket.

“Our merchandise margin rate remains healthy. We have continued to be very judicious in our approach to inventory purchases as well as the use of markdowns, and feel very good about our inventory position heading into the fourth quarter.

“As of the end of October, our year-to-date marketing spending was still below last year. From now until Christmas, our marketing activities will continue to increase and our spend will be above last year. Our stores look fresh and exciting, and we are well positioned to make the most of the holiday customer traffic.

“In terms of liquidity, our balance sheet is still strong. Our inventories are well under control and we are very focused on watching inventory levels and managing our merchandise purchases for next year to keep them in line with consumer demand. We are constantly evaluating the working capital needs of our company in this challenging environment. Based on current trends, we anticipate no need to request cash advances under our credit facility for the foreseeable future. We will continue our rigorous review of all costs and processes to ensure that Pier 1 Imports is properly positioned to meet the challenges of the current consumer environment.”

The Company will host a conference call to discuss the fiscal 2009 third quarter results at 10:00 a.m. Central Time on December 18, 2008. A web cast will be available on the Company’s website at www.pier1.com linking through to the “Investor Relations” page to the “Events” page.

Financial Disclosure Advisory

This release references estimated EBITDA before special charges, which is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization expense, and excludes special charges. The Company has not included a reconciliation of this forward-looking non-GAAP measure to estimated net income because the GAAP financial measure on a forward-looking basis is not accessible, and the reconciling information is not available without unreasonable efforts.

The Company believes that the non-GAAP financial measure included in this press release allows management and investors to understand and compare the Company’s anticipated operating results in a more consistent manner for the third quarter of fiscal 2009. This non-GAAP measure should be considered supplemental and not a substitute for the Company’s financial results that will be recorded in accordance with generally accepted accounting principles for the period presented. The Company’s announcement of third quarter earnings is scheduled to be December 18, 2008.

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks factors disclosed in the Company’s Annual Report filed on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer and is North America’s largest specialty retailer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400